PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Russell Castronovo Director of Global Communications (831) 458-7598

Plantronics Announces $50 Million Accelerated Share Repurchase and Completion of Earlier $100 Million Program

Santa Cruz, CA-August 19, 2011 - Plantronics, Inc. (NYSE: PLT) today announced that it entered into an Accelerated Share Repurchase agreement (“ASR agreement”) with Goldman, Sachs & Co. (“Goldman”) to repurchase an aggregate of $50 million of Plantronics' common stock under an accelerated share repurchase program (“ASR program”).

“In connection with the 7 million share repurchase authorization announced on May 3, 2011, we continue to pursue an accelerated pace of repurchases by entering into a follow-on ASR agreement upon completion of our prior ASR program announced in May 2011,” said Ken Kannappan, President & CEO.

Plantronics is scheduled to pay $50 million to Goldman on August 24, 2011 and will receive delivery of shares by Goldman pursuant to the ASR agreement. A majority of the shares are scheduled to be delivered by Goldman by August 24, 2011. The remaining shares to be repurchased will be based generally on the daily volume-weighted average price of Plantronics' common stock during the term of the ASR agreement, and under certain circumstances Goldman will not deliver additional shares and Plantronics will be required to make an additional payment or deliver shares to Goldman.

The prior $100 million ASR program announced on May 9, 2011was completed on August 9, 2011. On August 12, 2011, Plantronics received an additional 648,505 shares for a total of 2,831,519 shares received.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that the Company will repurchase $50 million of Plantronics' common stock under an accelerated share repurchase program; that the Company will pay Goldman $50 million by August 24, 2011; that the Company will receive shares from Goldman pursuant to the ASR agreement; that the majority of shares to be repurchased will be delivered by Goldman by August 24, 2011 or that the remaining shares to be repurchased will be based generally on the daily volume-weighted average price of Plantronics' common stock during the term of the ASR agreement. There are important factors that could cause actual results to differ materially from those anticipated by any such statements.  These risks include, but are not limited to: the ASR agreement is subject to terms and conditions that include adjustments upon the occurrence of certain events and certain circumstances under which the ASR Agreement may be terminated.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed May 31, 2011, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics
Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics and the logo design are trademarks or registered trademarks of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.
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